UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

KVH Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	05-0420589
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

50 Enterprise Center Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this Form relates: 001-35843

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Amendment No. 1 to Form 8-A/A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A filed by the registrant with the Securities and Exchange Commission on August 19, 2022.

Item 1. Description of Registrant’s Securities to be Registered.

Amendment to Definition of “Acquiring Person”

On February 3, 2023 the Board of Directors of KVH Industries, Inc. (the “Company”) adopted Amendment No. 1 to Stockholder Rights Agreement (the “Amendment”), effective as of February 3, 2023, to the Company’s existing stockholders rights plan, as set forth in the Stockholder Rights Agreement, dated as of August 18, 2022, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”). The purpose of the Amendment was to amend the definition of “Acquiring Person” to permit Black Diamond Capital Management, L.L.C., and its affiliates and associates to acquire up to 25% of beneficial ownership of the Company’s securities without triggering the Rights Agreement, as amended. The foregoing description of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment, each of which is attached hereto as an exhibit and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description
4.1	Stockholder Rights Agreement, dated as of August 18, 2022, between KVH Industries, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on August 19, 2022).

4.2	Amendment No. 1 to Stockholder Rights Agreement, dated as of February 3, 2023, between, KVH Industries, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 3, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KVH INDUSTRIES, INC.

Date: February 3, 2023	By:	/s/ Brent Bruun
Name: Brent Bruun
Title: President and Chief Executive Officer